UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 8, 2002

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

Content of LabOne Conference Call held August 8, 2002

The following report is about LabOne's second quarter 2002. Some portions of the following discussion contain forward-looking statements, including but not limited to, projections and statements of unit cost and margin improvements, pricing, capital expenditures, growth, and expansion of product offerings and markets. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including but not limited to, the volume and pricing of laboratory tests performed by LabOne, competition, the extent of market acceptance of the Company's testing services and healthcare and substance abuse testing and related services, general economic conditions, government regulations, the availability and ability of the Company to successfully integrate acquisitions, the ability of the Company to successfully implement technological, operational and product initiatives, and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities & Exchange Commission.

We are pleased to announce our second quarter results which included a 34% increase in revenues and an 82% increase in EBITDA compared to the same period last year. As noted in our earnings release today, risk assessment revenues increased 44% compared to the second quarter last year. Over half of such growth was attributable to revenues from non-laboratory services such as paramedical examinations, information retrieval services, and teleunderwriting. In the first quarter, we began an important initiative to provide teleunderwriting services for a large national life insurance company. We initially anticipated that this implementation would not contribute to earnings until the third quarter as a result of the considerable initial staffing and training involved. We successfully completed this implementation in the second quarter and have begun to realize the associated contribution to profitability sooner than originally anticipated. With the client satisfaction expressed with both the implementation and performance standards, we are optimistic about our ability to expand this service with other clients.

We continue to realize record testing volumes in healthcare and improved margins related to increased capacity utilization. The EBITDA contribution for healthcare testing increased in excess of 230% compared to the same quarter last year on a 13% increase in specimen volume. This increase reflects improved penetration in targeted markets and continued success with the Lab Card(TM). Currently, we have approximately 3.1 million lives covered by the Lab Card with aggregate utilization of 30% compared to 26% for the same period last year. Substance abuse testing volumes were 5% lower in the second quarter of 2002 compared to the prior year. This contrasts with an 11% decline for the comparative period during the first quarter. In addition to new product and sales initiatives, we continue to evaluate numerous acquisition opportunities which we believe will allow us to further increase our capacity utilization.

Second quarter operations at LabOne were again characterized by strong volumes in our insurance and clinical laboratories, as well as in related services. Insurance applicants were 1,452,000 for the quarter, a 42% increase over the same period a year ago. Healthcare testing volume continued its climb, as 456,000 patient samples were processed compared with 404,000 a year ago, or a 13% increase. Substance abuse testing, driven by increases in oral fluid testing, represented 622,000 donors compared with 656,000 last year.

Our laboratory operations continue to reflect improved gross margins. Increases in the average selling price and internal cost control measures have driven clinical gross margins to 44.6% from 34.6% a year ago. Insurance testing margins have improved 2 percentage points to 44.1%, and toxicology gross margins have improved 4 points to 27%.

Cost improvements have been derived from our investment in highly effective testing platforms, a broadening test menu, as well as pay for performance programs that align our staff with quality and budgetary objectives. Our information technology group, realigned in December of 2001, has been effective in developing process improving software enhancements, and supporting our product initiatives.

Our strategy to leverage our exceptional unit costs and sizable capacity is unchanged. Organically, the marketplace is responding to our solutions-based approach to services, characterized by products including teleunderwriting and Lab Card.

Finally, we are pleased with the response of our people and management to corporate quality and cost savings initiatives. We believe that we have effectively installed a culture that values quality and rewards productivity. The efforts of our employees, who generated more than $150,000 in revenue per FTE, can be seen in our improving earnings results.

Second quarter revenues were $75.0 million compared to $56.0 million in the second quarter 2001. Revenues for the second quarter included $7.1 million contributed by the Osborn Group acquisition completed in August 2001. Compared to revenues for the same quarter last year, risk assessment services increased 44% to $53.0 million, healthcare increased 26% to $14.6 million and substance abuse testing decreased 4% to $7.4 million.

Net income for the second quarter was $3.6 million or $0.22 per share compare to net income of $0.6 million or $.06 per share for the same period 2001. Net income for the second quarter 2002 does not include amortization of goodwill in accordance with SFAS 142. Comparatively, net income for the second quarter 2001 would have been $1.4 million or $0.13 per share, on a lower share number, if SFAS-142 had been in effect at such time. EBITDA was $9.2 million including $11.0 million for risk assessment services, $3.1 million for healthcare, $1.4 million for substance abuse testing, offset by $6.3 million for corporate selling, general and administrative expenses. This compare to the second quarter last year with EBITDA of $5.1 million including $8.0 million for risk assessment services, $0.9 million for healthcare, $1.2 million for substance abuse testing, offset by $5.0 million for corporate selling, general and administrative expenses

Working capital increased $12.9 million from December 2001, comprised $6.2 million increase in cash balances and an increase in accounts receivable related to additional revenues. Long-term debt increase $7.9 million reflecting increased working capital funding and a $3.4 million paramedical examination acquisition during the first quarter.

During the quarter, the company obtained a $100 million credit facility co-arranged by JP Morgan and Wachovia Securities. The credit facility is now fully subscribed and includes such other participants as US Bank, Wells Fargo, CitiGroup and Commerce bank.

Our outlook for the fiscal year 2002 is approximately $0.90 diluted earnings per share. We believe that for 2003, we can maintain 15% revenue growth, that combined with operating efficiencies and capacity utilitization should translate into even higher earnings growth.

Question and Answer Session:

Q:   You talked about telemarketing being implemented earlier than expected. Would you say that you had a full quarter of results from telemarketing or can you scale that at all for us, and then in terms of the outlook going forward in terms of new customer potential, etc.?

A:   There continues to be a very high level of interest with life insurance companies as far as utilizing tele-underwriting both from the standpoint of bettering the mortality because the tele-underwriting interviewer gets better data from the applicant, and also from the standpoint that you have less need or reliance on medical records which really delays the process. I would say that right now that tele-underwriting is a very, very hot product in the life insurance industry and there continues to be substantial interest in that product. When we forecasted the rollout for this particular account, we were relatively conservative in terms of the amount of training and upfront time that was going to be required. Clearly, we saw some of that in the First Quarter. As of the end of June, all zones were fully rolled out for this account, and we actually had better utilization at a lower FTE than what we had originally forecasted. Thus the productivity of those employees doing tele-underwriting is better than what we originally had forecasted in the Second Quarter.

Q:   In terms of run rate, you sort of hit run rate maybe by the end of June?

A:   Yes. I would say by the end of June, although it's hard to measure in an increment of a month. I would say that July, as we've looked at the metrics, and again better than our original forecast, is representative of run rate.

Q:   The substance abuse testing decline - is that all attributable to a decline in the market and testing being done or has there been any customer attrition along with that?

A:   We really haven't experienced any customer attrition. It's really a soft market, and also certainly during this timeframe, generally speaking, the volumes have historically been down. I will make the point again that the production improvements that the Company has put in place in the last year have begun to translate significantly. Particularly as we're trying to monitor our staffing for that seasonality, the production improvements have really proven to be as we had hoped.

Q:   Could you give us an update on the Osborn integration? I think you had said last quarter that you expected to be completed during this quarter. Could you give us an update on whether or not you're running on track or ahead of schedule?

A:   We had anticipated a number of milestones being completed and essentially, the entire integration being done at this point. In fact, I'm happy to report that it is done, as we said it would be done. We've abandoned their facilities, of course, and integrated their employees. The big task for the first half of this year was making sure that the Osborn customers who came to LabOne were satisfied with the services and that we met their expectations. We've worked very hard to do that. I'm pleased that those customers have been patient with us and have stayed with us. For all practical purposes, the integration is complete.

Q:   First, you indicated a 15 percent revenue growth. Could you provide more color for 2003, more color on each business line, and specifically sort of adjust the deceleration maybe in risk assessment, because even without Osborn, it looks like you did 25 percent year over year growth in risk assessment and maybe a couple of big contracts might be anniversar-ing? Secondly, can you provide cash flow from operations?

A:   With respect to giving additional color on a by-division basis, we're going to do that probably with the Third Quarter as we get closer to 2003. There hasn't been any attrition. I think there was kind of intimated or anticipated attrition in our forecast. What we are looking at with respect to 2003 is a more static volume. We've enjoyed a good increase in the number of applicants. It's very difficult at this time to predict whether that increase in applicants; some of which is a result of post-9/11 and some of which we think is a result of the alternate distribution channels; whether that's going to be sustainable into 2003. We feel like that at the end of the Third Quarter we're going to have a better assessment of that. With respect to cash flow from operations, that was approximately $7 million for the quarter.

Q:   What do you expect the tax rate to be going forward? It looks like it jumped out to about 40 percent I think for the current quarter. What's the outlook for the rest of this year and 2003? What do you expect the tax rate to be?

A:   I would project 38 to 39 percent. Without getting into the technicalities, as a result of some exercise of options, our state tax liability was reduced and we have an offsetting tax credit. The result of which is to increase the effective rate. As we have more state taxable income in the Third and Fourth Quarter, that credit will come back into effect and reduce the effective rate. So I would be anticipating 39 percent.

Q:   Would you anticipate then that going forward into 2003, the tax rate would still be at the 38, 39 percent or would it fall back to the earlier rate?

A:   I would anticipate it to stay at the 38 to 39 percent.

Q:   With regards to Osborn, and maybe it's just a seasonal issue, but sequentially, Osborn revenue was down from the prior quarter. Is that just a seasonal issue?

A:   In part it is, but you also have to remember that Osborn was servicing State Farm. We've completed the servicing and the rollout in the Second Quarter 2001 with respect to all the lab testing. So in their numbers from last year, you had some of that metric of State Farm being in the First Quarter but not being in their Second Quarter, but actually being in our Second Quarter.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: August 9, 2002	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer